Exhibit 10.17

[LETTER HEAD OF NCTC]

Consulting Agreement

Effective January 1, 2002, FCG CSI, Inc. d/b/a First Consulting Group (“CLIENT”), having an address at 575 East Swedesford Road, Wayne, Pennsylvania 19087, and Nichol Clinical Technologies Corp (“NCTC”) having an address at 247 B Forest Avenue, Laguna Beach, California 92651 agree to the following terms and conditions under which NCTC has agreed to provide CLIENT with services as described below.

1.                                      Scope of Work.

The services performed by NCTC for CLIENT’s Life Sciences business unit pursuant to this Agreement shall generally be in the field of Strategic Sales Services as may be more specifically defined by mutual agreement of the parties from time to time to time (the “SERVICES”)

2.                                      Compensation

It is further understood and agreed that CLIENT shall pay NCTC for SERVICES actually requested by and provide to CLIENT at the rate of $2,500 per day (RATE) for a minimum of 4 days per month (RETAINER), bitled in 1/2 day increments (minimum of 4 hours per 1/2 day).  In addition, administrative overhead will be paid at the rate of 17.5% ($1750 per month based on the minimum of 4 days per month) of the base retainer.  If the CLIENT requests fewer hours than covered in the RETAINER, the RETAINER will not be refundable or credited to CLIENT’s account unless expressly agreed to by both parties.

When necessary NCTC may provide SERVICES at a location away from the metropolitan area of NCTC’s regular place of business.  CLIENT will reimburse at actual cost (as supported by receipts) NCTC for reasonable travel and living expenses incurred by NCTC.

Payment of fees and expense to NCTC shall be due and payable on the 15th of each month in following a billable month.  NCTC shall provide invoices for monthly fees and any reimbursable expenses within 5 business days following month end.

3.                                      Manner of Performance

NCTC represents that it has the requisite expertise, ability and legal right to render the SERVICES, and will perform the SERVICES in an efficient manner and in accordance with the terms of this Agreement.  NCTC will abide by all laws, rules and regulations that apply to the performance of the SERVICES. NCTC is an independent contractor, and shall not be considered an employee of CLIENT.

4.                                      Mutual Non-disclosure of Confidential Information

The disclosing party agrees to mark all written information deemed confidential and proprletary as “Confidential Information”, and to provide a written representation of any orally or visually presented confidential and proprietary information, properly marked as being “Confidential Information”, within thirty (30) days of disclosure of such information to the other party.

The Receiving Party agrees to make reasonable efforts to ensure that neither it nor any of its subsidiaries, divisions, employees, agents, independent contractors, or other persons or organizations over which it has control, will directly or indirectly use any Confidential Information which is marked “Confidential Information” for any purpose not associated with its evaluation, or disseminate or disclose any of the “Confidential Information” to any person or persons who are not employees or consultants of the Receiving Party, or to any persons who do not need to have knowledge of such information in the course of their employment with the Receiving Party, without the express written consent of the Disclosing Party, for a period of three (3) years from receipt thereof.

247 B Forest Avenue

Laguna Beach, CA 92651

Phone:	949-497-2636
Fax:	949-203-8799
Email:	hatcheyte@yahoo.com

The Party's obligations under this Agreement shall not apply to any information which:

•           Is or becomes publicly know without the wrongful act or breach of this Agreement by the Receiving Party;

•                                          Is independently developed by the Receiving Party without the benefit of the disclosed Confidential Information, or is already known to the Receiving Party at the time of disclosure;

•                                          Is rightfully received by the Receiving Party from a third party who is not under any obligation of confidentiality to the Disclosing Party; or

•                                          Is disclosed by the Receiving Party with the written approval of the Disclosing Party.

5.                                      Conflicts of Interest

NCTC represents that it has advised CLIENT prior to the date of signing this Agreement of any relationship with competitors of CLIENT, which would present a conflict of interest with the SERVICES, or which would prevent NCTC from carrying out the terms of this Agreement NCTC agrees to advise CLIENT of any such relationships that arise during the term of this Agreement.

6.                                      Indemnification

NCTC agrees to indemnify and hold CLIENT harmless for any injury occurring to the property or person of NCTC as a result of NCTC's performance of SERVICES under this Agreement, except to the extent that said injury has occurred because of the gross negligence of CLIENT.

7.                                      Term

The Initial term of this Agreement is 6 months, ending on June 30, 2002.  Either party may terminate this Agreement for cause (i.e., NCTC's nonperformance or CLIENT failure to pay amounts due and owing under this Agreement) on 15 days advance written notice; provided that such termination shall only be effective if the cause for termination in not cured by the defaulting party prior to the expiration of the 15-day notice period.

8.                                      General

This Agreement supersedes all prior agreements and understandings between the parties.  This Agreement may not be changed or terminated orally by or on behalf of either party. This Agreement shall be constructed according to the law of California.

9.                                      Severabillty

if any of the provisions of this Agreement are void or unenforceable, the remaining provisions shall nevertheless be effective, the intent being to effectuate this Agreement to the fullest extent possible.

AGREED;

Nichol Clinical Technologies Corp		FCG CSI, inc. d/b/a First Consulting Group

/s/ F. Richard Nichol
By:	F. Richard Nichol	By:	Rick Riegel
Title:	Principal	Title:	Executive Vice President

Date:		Date:

247 B Forest Avenue

Laguna Beach, CA 92651

Phone:	949-497-2636
Fax:	949-203-8799
Email:	hatcheyte@yahoo.com